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                                                                  EXHIBIT (a)(4)

Lazard Freres & Co. llc                                       J.P. Morgan & Co.
30 Rockefeller Plaza                                             60 Wall Street
New York, New York 10020                                     New York, New York
(212) 632-6717                                                            10260
                                                                 (800) 852-7881

                                   Offer by

                               THE LIMITED, INC.

                             To Purchase For Cash

                  Up to 15,000,000 Shares of Its Common Stock

                                                                    May 4, 1999

To Brokers, Dealers, Commercial
 Banks, Trust Companies and
 Other Nominees:

  We have been appointed by The Limited, Inc., a Delaware corporation (the "Company"), to act as Dealer Managers in connection with the Company's offer to purchase for cash up to 15,000,000 shares of its common stock, $.50 par value per share (such shares, together with all other outstanding shares of common stock, are herein referred to as the "Shares"), at a price specified by its stockholders, not greater than $55.00 nor less than $50.00 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Company's Offer to Purchase dated May 4, 1999 (the "Offer to Purchase") and the related Letter of Transmittal (which together constitute the "Offer").

  The Company will determine a single per Share price (not greater than $55.00 nor less than $50.00 per Share) that it will pay for the Shares validly tendered pursuant to the Offer and not withdrawn (the "Purchase Price") taking into account the number of Shares so tendered and the prices specified by tendering stockholders. The Company will select the lowest Purchase Price that will allow it to purchase 15,000,000 Shares (or such lesser number as are validly tendered and not withdrawn at prices not greater than $55.00 nor less than $50.00 per Share) pursuant to the Offer. All stockholders whose Shares are purchased by the Company will receive the Purchase Price for each Share purchased in the Offer. The Company will purchase all Shares validly tendered at prices at or below the Purchase Price and not withdrawn, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal, including the provisions relating to "odd lot" tenders and proration described in the Offer to Purchase.

  The Offer is not conditioned upon any minimum number of Shares being tendered. The Offer is subject, however, to certain conditions set forth in
Section 6 of the Offer to Purchase.

  For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

  1. Offer to Purchase dated May 4, 1999;

  2. Letter of Transmittal for your use and for the information of your clients, together with Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 providing information relating to backup federal income tax withholding;

  3. Notice of Guaranteed Delivery to be used to accept the Offer if the Shares and all other required documents cannot be delivered to the Depositary by the Expiration Date (as defined in the Offer to Purchase);
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  4.  Letter dated May 4, 1999 from the Company to its stockholders;

  5. A form of letter that may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer; and

  6. Return envelope addressed to First Chicago Trust Company of New York, the Depositary, for your use only.

  WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE OFFER, THE PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, JUNE 1, 1999, UNLESS THE OFFER IS EXTENDED.

  The Company will not pay any fees or commissions to any broker, dealer or other person (other than the Dealer Managers as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. The Company will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers. The Company will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 8 of the Letter of Transmittal. No broker, dealer, bank, trust company or fiduciary shall be deemed to be either our agent or the agent of the Company, the Information Agent or the Depositary for the purposes of the Offer.

  Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the Information Agent or the undersigned at the addresses and telephone numbers set forth on the back cover of the Offer to Purchase.

                                          Very truly yours,

                                          LAZARD FRERES & CO. llc
                                          J.P. MORGAN & CO.

  NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU THE AGENT OF THE COMPANY, THE DEALER MANAGERS, THE INFORMATION AGENT OR THE DEPOSITARY, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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